Exhibit 99.1

For Immediate Release Contact: David S. Silverman (802) 888-6600

Union Bankshares Ranked In Top 25 Nationally by Sandler O’Neill

Morrisville, VT October 1, 2012 – Union Bankshares, Inc. (NASDAQ – UNB) today announced that it received the prestigious Sm-All Star Award for 2012 from Sandler O’Neill. Union Bankshares is one of only 15 alumni to win this award more than once, having previously earned the recognition in 2009.

The object of the award is to recognize the top performing small-cap banks and thrifts in the United States. Sandler O’Neill’s methodology begins with a list of all publicly traded banks and thrifts with market caps between $25 million and $2 billion. Further evaluation focused on growth, profitability, credit quality and capital strength. Eight financial variables were evaluated to determine performance as well as growth trends to measure momentum. In order to qualify, the banks and thrifts needed to be at or above the peer median for these seven metrics: growth in earnings per share, loans and deposits; and in the following ratios—return on average equity; the nonperforming assets to loans plus OREO ratio; net charge-off ratio and reserve to nonperforming assets ratio; plus be Well Capitalized per the Tier 1 risk-based capital ratio.

Performance Metrics: 2012 Sm-All Stars vs. Industry Medians

Last Twelve Months	Union Bankshares	Sm-All Stars	All Banks & Thrifts
EPS Growth	19.1%	37.7%	16.6%
Loan Growth	5.0%	11.0%	2.1%
Deposit Growth	6.1%	12.5%	3.6%
ROAE	14.2%	11.5%	6.0%
NPAs1 / Loans and OREO	1.3%	1.5%	2.6%
NCOs / Avg. Loans	0.07%	0.24%	0.66%
Reserves / NPAs[1]	81%	89%	61%
1 Accruing TDRs are excluded from NPAs
Source: SNL Financial and Sandler O'Neill

About Union
Union Bankshares, Inc., with headquarters in Morrisville, Vermont, is the bank holding company parent of Union Bank, which offers deposit, loan, trust, investment management and commercial banking services throughout northern Vermont and northwestern New Hampshire. As of June 30, 2012, the Company had approximately $534 million in consolidated assets compared to $513 million at June 30, 2011. The Company operates 13 full service banking offices, a loan center and 30 ATM facilities in Vermont; 4 branches and 5 ATM facilities in New Hampshire.

Union Bank has been helping people buy homes and local businesses create jobs in area communities since 1891. Union Bank has earned an outstanding reputation for residential lending programs, and has an Unconditional Direct Endorsement from the Department of Housing and Urban Development (HUD) for the origination of FHA loans, is an SBA Preferred lender and has an outstanding Community Reinvestment Act rating. Union is proud to be one of the few community banks serving Vermont and New Hampshire and maintains a strong commitment to traditional values. Union is dedicated to providing genuine customer service and community support, donating tens of thousands of dollars to local nonprofits annually. These values—combined with financial expertise, quality products and the latest technology—make Union Bank the premier choice for your banking services, both personal and commercial. Member FDIC. Equal Housing Lender.

Statements made in this press release that are not historical facts are forward-looking statements. Investors are cautioned that all forward-looking statements necessarily involve risks and uncertainties, and many factors could cause actual results and events to differ materially from those contemplated in the forward-looking statements. When we use any of the words “believes,” “expects,” “anticipates,” or similar expressions, we are making forward-looking statements. The following factors, among others, could cause actual results and events to differ from those contemplated in the forward-looking statements; uncertainties associated with general economic conditions; changes in the interest rate environment; inflation; political, legislative or regulatory developments; acts of war or terrorism; the markets’ acceptance of and demand for the Company’s products and services; technological changes, including the impact of the internet on the Company’s business and on the financial services market place generally; the impact of competitive products and pricing; and dependence on third party suppliers. For further information, please refer to the Company’s reports filed with the Securities and Exchange Commission at www.sec.gov or on our investor page at www.unionbankvt.com.